Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Tabitha Zane Sr. Director, Investor Relations 919-439-1529	or	Carman Liuzzo Chief Financial Officer 919-875-6605

HIGHWOODS PROPERTIES RECEIVES NOTIFICATION FROM WORLDCOM THAT IT HAS REJECTED TAMPA INTERMEDIA LEASE

RALEIGH, NC – January 2, 2003 – Highwoods Properties (NYSE: HIW), a real estate investment trust (“REIT”), today announced that it has received notification that WorldCom has rejected its lease at Highwoods Preserve in Tampa, Florida effective December 31, 2002. This lease encompassed approximately 800,000 square feet and accounted for approximately $14.3 million in annualized rental revenue. WorldCom was current on its rent payments through December 31, 2002.

Ron Gibson, president and chief executive officer of Highwoods said, “We had been assuming that WorldCom would reject a significant percentage of their leased space with Highwoods and our previously-disclosed guidance for 2003 assumed no revenue from the Tampa property, which was significantly underutilized. In addition, as a result of WorldCom’s bankruptcy filing, we have been accounting for all rent from WorldCom on a cash basis since the beginning of the third quarter.”

Highwoods developed the campus for Intermedia Communications, which was acquired by WorldCom, beginning in 1999 and it includes four office buildings, ranging in size from approximately 178,000 square feet to 208,000 square feet as well as a small amenities building. The campus houses state-of-the-art internal systems, including raised computer flooring in all four buildings and a parking ratio of 5 spaces per 1,000 rentable square feet. One of the buildings is specifically designed as a data center, with laminated exterior glass and a special roofing system to withstand 130 mph winds.

“This facility was built in the heart of ‘New Tampa’, the fastest growing suburban market in the area. It is an ideal location for companies considering relocating all or part of their operations to the Tampa market. While we will initially focus on identifying single tenant users with large space requirements, each office building can be converted to a multi-tenant facility, giving us flexibility as we locate companies seeking to expand or upgrade their facilities in Tampa,” Mr. Gibson added.

About the Company

Highwoods Properties, Inc. is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. The Company currently owns or has an interest in 589 office, industrial, retail and service center properties encompassing approximately 46.9 million square feet, including 9 development projects encompassing approximately 1.1 million square feet. Highwoods also owns approximately 1,250 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as the effect of tenant bankruptcies on our operations, expected leasing activities, and financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will,” “expect,” “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from Highwoods’ current expectations include general economic conditions, local real estate conditions, deterioration in the financial condition of our tenants, our ability to lease or re-lease space quickly or on favorable terms, changes in the cost of materials and labor used in construction projects, and the other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent SEC reports.